Exhibit 99.1

News Release | Feb. 25, 2026

Wells Fargo & Company Announces Full Redemption of its Series BB Preferred Stock and Related Depositary Shares

SAN FRANCISCO – Feb. 25, 2026 – Wells Fargo & Company (NYSE: WFC) today announced that on March 15, 2026 (which, due to the occurrence of a non-business day, will shift to March 16, 2026), it will redeem all 140,400 outstanding shares (the “Redeemed Series BB Preferred Shares”) of its 3.90% Fixed Rate Reset Non-Cumulative Perpetual Class A Preferred Stock, Series BB (the “Series BB Preferred Stock”). The redemption of the Redeemed Series BB Preferred Shares will trigger the redemption of the 3,510,000 outstanding shares of the related depositary shares (the “Redeemed Series BB Depositary Shares”), each representing a 1/25 interest in a share of Series BB Preferred Stock (the “Series BB Depositary Shares”). The redemption price will be equal to $25,000.00 per Redeemed Series BB Preferred Share and $1,000.00 per Redeemed Series BB Depositary Share. After giving effect to the redemption, no shares of the Series BB Preferred Stock or the Series BB Depositary Shares will remain outstanding.

Because the redemption date is also a dividend payment date for the Series BB Preferred Stock and the Series BB Depositary Shares, the redemption prices noted herein do not include declared and unpaid dividends. Regular quarterly dividends will be paid separately in the customary manner on March 15, 2026 (which, due to the occurrence of a non-business day, will shift to March 16, 2026), to holders of record at the close of business on February 27, 2026.

All regulatory requirements relating to the redemption of the Redeemed Series BB Preferred Shares and Redeemed Series BB Depositary Shares have been satisfied by Wells Fargo & Company, and no covenant remains in place to limit or prohibit the redemption of the Redeemed Series BB Preferred Shares and Redeemed Series BB Depositary Shares. The redemption agent is Computershare Trust Company, N.A., Attn: Corporate Actions, COY: WFCO, 150 Royall Street, Suite 101, Canton, MA 02021 or PO Box 43014, Providence, RI 02940-3014. Payment of the redemption price for the Redeemed Series BB Depositary Shares will be sent to holders by the redemption agent on the redemption date.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $2.1 trillion in assets. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 33 on Fortune’s 2025 rankings of America’s largest corporations. News, insights, and perspectives from Wells Fargo are also available at Wells Fargo Stories.

Additional information may be found at www.wellsfargo.com

LinkedIn: https://www.linkedin.com/company/wellsfargo

Contact Information

© 2026 Wells Fargo Bank, N.A. All rights reserved.

Media

Beth Richek, 980-308-1568

Beth.Richek@wellsfargo.com

Investor Relations

Tanya Quinn, 415-396-7495

tanya.quinn@wellsfargo.com

News Release Category: WF-CFH

###

2	Feb. 25, 2026 | News Release